EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville, and Lancaster, Kentucky

For Immediate Release February 5, 2016

Contact:	Kentucky First Federal Bancorp
Don Jennings, President
Clay Hulette, Vice President
(502) 223-1638

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, announced net earnings of $404,000 or $0.05 diluted earnings per share for the three months ended December 31, 2015, compared to net earnings of $579,000 or $0.07 diluted earnings per share for the three months ended December 31, 2014, a decrease of $175,000 or 30.2%. Net earnings were $942,000 or $0.11 diluted earnings per share for the six months ended December 31, 2015, compared to net earnings of $995,000 or $0.12 diluted earnings per share for the six months ended December 31, 2014, a decrease of $53,000 or 5.3%.

The decrease in net earnings on a quarter-to-quarter basis was primarily attributable to higher non-interest expense, lower net interest income and lower non-interest income, while partially offset by lower provision for loan losses.

Non-interest expense increased $211,000 or 10.8% to $2.2 million for the quarter ended December 31, 2015, compared to the prior year quarter, primarily because of higher employee compensation and benefits and contributions made to the Company’s defined benefit retirement plan. Non-interest income decreased $106,000 or 45.7% to $126,000 for the quarter ended December 31, 2015, primarily because of lower gains recognized on the sales of REO. Net interest income decreased $159,000 or 5.7% to $2.6 million for the recently-ended quarter, while the Company made no provision for losses on loans for the quarter ended December 31, 2015, compared to a provision of $210,000 in the prior year quarter.

The decrease in net earnings on a six-month basis was primarily attributable to lower net interest income, higher non-interest expense, and lower non-interest income, while partially offset by lower provision for loan losses.

Non-interest expense increased $107,000 or 2.6% to $4.2 million for the six months ended December 31, 2015, compared to the prior year period, primarily because of higher employee compensation and benefits. Non-interest income decreased $88,000 or 26.8% to $240,000 for the six months ended December 31, 2015, primarily because of lower gains recognized on the sales of REO. Net interest income decreased $273,000 or 4.9% to $5.3 million for the recently-ended six-month period, while the Company’s provision for losses on loans decreased to $11,000 for the period ended December 31, 2015, compared to a provision of $266,000 in the prior year period.

At December 31, 2015 assets increased $10.5 million or 3.6% to $306.8 million compared to $296.3 million at June 30, 2015. This increase was attributed primarily to increases in investment securities and cash and cash equivalents. Total liabilities increased $10.3 million or 4.5% to $239.2 million at December 31, 2015, as FHLB advances increased $17.9 million or 67.2% to $44.5 million and deposits decreased $7.2 million or 3.6% to $192.5 million at December 31, 2015. The Company utilized part of its short-term borrowing to fund the acquisition of a short-term $11.0 million U.S. Treasury note. Subsequent to the quarter just ended the Company reduced advances by $6.0 million with a portion of the proceeds received from the maturity of the investment.

At December 31, 2015, the Company reported its book value per share as $8.01.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2015. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At December 31, 2015, the Company had approximately 8,439,515 shares outstanding of which approximately 56.0% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Balance Sheets
	December 31,	June 30,
	2015	2015
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$14,480	$13,635
Investment Securities	16,053	6,582
Loans Held for Sale	--	100
Loans, net	243,968	243,815
Real estate owned, net	1,138	1,593
Other Assets	31,199	30,573
Total Assets	$306,838	$296,298
Liabilities
Deposits	$192,485	$199,701
FHLB Advances	44,532	26,635
Deferred revenue	603	610
Other Liabilities	1,627	2,039
Total Liabilities	239,247	228,985
Shareholders' Equity	67,591	67,313
Total Liabilities and Equity	$306,838	$296,298
Book Value Per Share	$8.01	$7.98

Condensed Consolidated Statements of Income
(In thousands, except share data)
	Six months ended December 31,		Three months ended December 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Interest Income	5,969	$6,255	2,985	$3,156
Interest Expense	692	705	342	354
Net Interest Income	5,277	5,550	2,643	2,802
Provision for Losses on Loans	11	266	--	210
Non-interest Income	240	328	126	232
Non-interest Expense	4,234	4,127	2,169	1,958
Income Before Income Taxes	1,272	1,485	600	866
Income Taxes	330	490	196	287
Net Income	942	$995	404	$579
Earnings per share:
Basic and diluted	0.11	$0.12	0.05	$0.07
Weighted average outstanding shares:
Basic and diluted	8,319,589	8,381,992	8,321,924	8,321,183